Exhibit 1

May 31, 1994

The Walt Disney Company

500 South Buena Vista Street

Burbank, California 91521

Attention:          Richard D. Nanula

                          Executive Vice President

                          and Chief Financial Officer

                          Re:        Letter Agreement Regarding Sale by a Subsidiary of

                          The Walt Disney Company (“TWDC”) of Common

                          Shares (“Shares”) of Euro Disney S.C.A. (“Euro Disney

                          SCA”)

Ladies and Gentlemen:

This letter will memorialize the agreement of TWDC, on the one hand, and His Royal Highness Prince Alwaleed Bin Talal Bin Abdulaziz Al Saud (His Royal Highness, acting individually or through an entity wholly owned and controlled by him, hereinafter “H.R.H.”; and H.R.H. and his affiliates collectively hereinafter “Investor”), and United Saudi Commercial Bank, an affiliate of H.R.H., (together with United Saudi Commercial Bank’s affiliates, but excluding trust accounts and excluding investments directed by persons who are not affiliates, “USCB”), on the other hand, in connection with the FF 6.0 billion increase of Euro Disney SCA’s capital contemplated by the notice to Euro Disney SCA’s shareholders published in the “Bulletin des Annonces Légales Obligatoires” on 9th May 1994 (the “BALO Notice”), and with the rights offering resulting therefrom (the “Rights Offering”), pursuant to which an underwriting syndicate shall undertake to subscribe for any and all newly issued Shares that shall be available upon completion of the Rights Offering (the date upon which such Rights Offering shall have been completed, hereinafter the completion of the Rights Offering”).

1. Purchase and Sale Commitment

(a) Except as otherwise provided in this Paragraph 1, TWDC shall cause its wholly-owned subsidiary EDL Holding Company (“Holding”) to sell to the Investor, and the Investor shall purchase from Holding, FF 1,000,000,000 in value of the Shares, such value to be at the preferential subscription price of the Shares, as set forth in the Prospectus approved by the Commission des Opérations de Bourse (the “Issue Price”). The price the Investor shall pay for each Share shall equal the Issue Price.

(b) The number of Shares that Holding shall sell to the Investor, and that the Investor shall purchase pursuant to this letter agreement (“Sold Holding Shares”), shall not exceed, when added to the number of Shares that the Investor and USCB subscribe for or purchase pursuant to agreements with Underwriters (such agreements being the “Lender Agreements”; Underwriters are defined in the Memorandum of Agreement of March 14, 1994 between TWDC, Euro Disney SCA, Euro Disneyland SNC, and the Hotel SNC’s and Lenders defined therein) or otherwise own or acquire at such time, the number of Shares having an aggregate value of FF 1,885,000,000 at the Issue Price (such number being the “Maximum Shares”).

(c) If no Shares are purchase from Holding because of the limitations in Paragraph 1(b) hereof, then the aggregate number of Shares that the Investor and USCB subscribe for or purchase pursuant to the Lender Agreements, together with any other Shares owned or acquired by the Investor and USCB at such time, shall not exceed the number of Shares having an aggregate value of FF 2,390,000,000 at the Issue Price.

(d)(i) If the total number of Shares purchased or subscribed to by the Investor and USCB pursuant to the Lender Agreements, plus the total number of Shares otherwise owned or acquired by the Investor and USCB at the time of such purchase or subscription, plus the Sold Holding Shares (if any) in the aggregate has a value at the Issue Price exceeding (A) the value at the Issue Price of the Maximum Shares, less (B) the product of (x) the value of Sold Holding Shares at the Issue Price times (y) .5, then the Investor and USCB shall sell or otherwise dispose of the number of Shares representing (at the Issue Price) such excess value (the “Excess Investor’s Shares”) within a period of one year following the Closing hereunder (or, if no Closing shall occur hereunder because of the provisions of Paragraph 1(b), within one year following the earlier of (A) the last closing of a purchase of Shares under the Lender Agreements or (B) the first day that the aggregate number of Shares held by the Investor and USCB shall exceed the Maximum

2.

Shares) (the “Sell-Down Period”, which period may be extended pursuant to Paragraph 1 (d) (ii) below) in a manner consistent with the provisions of Paragraph 3 hereof, and shall certify such disposition to TWDC. (For purposes of Paragraphs 1(h) and 3(c) hereof, the number of Shares having a value at the Issue Price equal to the value calculated under clause (A) and clause (B) above is referred to as the “Share Cap”.)

(ii) If the disposition of Excess Investor’s Shares within the Sell-Down Period would result in significant economic loss to the Investor or USCB, the Investor and TWDC shall discuss in good faith the terms and conditions for extensions of the Sell-Down Period, including formal arrangements reasonably satisfactory to TWDC for the voting of any remaining Excess Investor’s Shares.

(e) The Sold Holding Shares shall be, at the sole option of TWDC, either Shares owned by Holding prior to the date hereof or Shares acquired by Holding in the Rights Offering.

(f) The purchase and sale described in Paragraph 1(a) above shall take place at a closing (the “Closing”) to occur on the later of (i) ten U.S. business days after the completion of all purchases and subscriptions required to be made by the Investor and USCB under the Lender Agreements (including the Standby Subscription Agreement dated May 31, 1994 among USCB, Banque Nationale de Paris, Banque Indosuez, and Caisse des Dépôts et Consignations (“CDC”) and under the Put Option Agreement dated May 16, 1994 by and between H.R.H. and CDC)), or (ii) five (5) U.S. business days following the receipt of all appropriate regulatory consents. All settlements in connection with such purchase and sale, including all payments and delivery of all Shares, shall take place at a mutually agreeable location outside France and shall occur substantially in accordance with standard settlement and payment practices in such location for transactions of the type contemplated in this letter agreement.

(g) The Investor and TWDC shall use their good faith best efforts to obtain any approvals that may be required under the Memorandum of Agreement of March 14, 1994 in order to complete the transactions contemplated by Paragraph 1 of this letter agreement. As used herein, the term “good faith best efforts” shall not mean that any party shall be obligated to make any significant expenditure, incur any significant liability or agree to forgo any other significant right, claim, benefit or interest in order to accomplish any specified objective.

(h) When and for so long as the Investor and USCB own no more than the number of Shares equal to the Share Cap, they shall have no obligation

3.

under this Agreement to sell or otherwise transfer Shares, notwithstanding the number of Shares TWDC and its affiliates may hold from time to time, except as the parties may otherwise agree in the circumstances described in the second sentence of Paragraph 3(c).

(i) The Investor and USCB shall notify TWDC no later than three (3) business days after the earlier of (A) the last closing of a purchase of Shares under the Lender Agreements, or (B) the first day that the aggregate number of Shares held by the Investor and USCB shall exceed the Maximum Shares.

2. Fees and Expenses

After completion of the Rights Offering, and whether or not the Investor purchases Shares from Holding pursuant hereto (other than by virtue of a breach of this letter agreement by the Investor), (a) TWDC shall reimburse to the Investor up to US$500,000 of actual out-of-pocket travel and other expenses incurred by the Investor and its advisors in connection with the consummation of the transactions contemplated hereby and the acquisition of Shares, including reasonable costs and expenses of legal counsel and financial advisors, promptly after presentation of reasonable supporting documentation therefor submitted by the Investor, and (b) pay to the Investor a fee of US$1,200,000 (at the Closing, if any, but in no event later than 45 days after completion of the Rights Offering). The Investor shall provide TWDC written payment instructions for each payment under this Paragraph 2.

3. Investor’s Covenants

(a) The Investor agrees that, for a period of one year following completion of the Rights Offering, the Investor shall not, directly or indirectly (including through affiliates or as part of any “person” or “group” within the meanings of Section 13 (d) (3) of, and Rule 13d-5b under, the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)), without the prior written consent of TWDC, offer, sell, mortgage, pledge, hypothecate, grant any option to purchase or otherwise dispose of (all of the foregoing collectively a “sale”) any Shares (or any securities convertible or exchangeable into, or rights, warrants or options exercisable for, Shares) provided that:

(i) TWDC shall notify the Investor in writing of its consent, or absence thereof, within ten U.S. business days of receipt of notice from the Investor of such contemplated sale (failing TWDC’s notice as aforesaid, TWDC’s consent shall be deemed provided);

4.

(ii) the Investor shall have the right, at all times during such one-year period, without TWDC’s prior written consent, to proceed with (x) sales to a single entity, person or affiliated group of companies of a number of Shares having up to FF 125,000,000 in value at the Issue Price (sales of larger numbers of Shares being “block sales”), and (y) other sales in amounts not to exceed in the aggregate on any day 15% of the aggregate trading volume of Shares on the Paris, London and Brussels public markets and on the SEAQ International dealers’ market on the trading day preceding such sales; and

(iii) in addition to sales under clause (ii), but subject to compliance with any applicable securities laws, the Investor shall be entitled to sell up to 50% of the Shares of the Investor to investors in the Kingdom of Saudi Arabia upon the condition that such investors agree in writing to hold such acquired Shares subject to the provisions of this Paragraph 3(a) applicable to the Investor until the expiration of such one-year period.

(b) Following the one-year period set forth in Paragraph 3(a) above, the Investor shall not make block sales of Shares to any third party without first notifying TWDC in writing of the intention to sell. If TWDC and the Investor are unable to agree on terms of TWDC’s or Holding’s purchase of the Shares proposed to be sold in such block sales within ten U. S. business day period following TWDC’s receipt of such notice, the Investor shall be free to sell such Shares to a third party. In the case of block sales having in excess of FF 500,000,000 in value at the Issue Price, TWDC shall in addition have a right of last refusal to meet the terms of the proposed sale. TWDC shall have ten U.S. business days following receipt of notice of such proposed sale to exercise such right of last refusal.

(c) The Investor agrees not to purchase any Shares (directly or Indirectly, including as part of any “person” or “group” (within the meanings of Sections 13(d) (3) of, and Rules 1d-3 and 13d-5b under, the Exchange Act), and including options, rights, warrants or securities convertible into or exchangeable for Shares) for a period of ten years after completion of the Rights Offering, without the prior written consent of TWDC (other than pro rata purchases pursuant to a rights offering to all Euro Disney SCA shareholders or otherwise the extent that, as a result of such purchase, the Investor (including as part of any such “person” or “group”) would own or control a number of shares greater than the Share Cap. If TWDC should acquire additional Shares after the Closing (or, if no Closing occurs because of the provisions of Paragraph 1(b), after the last closing of a purchase of Shares under the Lender Agreement), then H.R.H. may consult with TWDC in order to reach agreement regarding the

5.

terms and conditions by which the Share Cap may be increased in an amount equal to one-half (1/2) of the number of additional Shares so acquired by TWDC. The Investor further agrees that, at any time during the ten-year period commencing on the tenth anniversary of the completion of the Rights Offering, the Investor will not purchase any Shares (directly or indirectly, including as part of any “person” or “group” (within the meanings of Sections 13(d) (3) of, and Rules 13d-3 and 13d-5b under, the Exchange Act), and, including options, rights, warrants or securities convertible into or exchangeable for Shares), to the extent that such purchase would result in the total number of Shares then held by the Investor exceeding one-third of the total number of Shares outstanding.

(d) Notwithstanding the foregoing, the restrictions and obligations of the Investor under Paragraphs 3(a) and 3(b) shall not apply to transfers of Shares between (i) USCB on the one hand, and H.R.H. or his other affiliates, on the other hand, or (ii) between or among H.R.H., USCB and other affiliates of H.R.H., or between or among the Investor, any member of the Investor’s immediate family, and any trust established by the Investor (each beneficiary of which trust is a member of the Investor’s immediate family), provided that such affiliate, family member or trust agrees in writing to be bound by the provisions of this paragraph 3.

(e) The Investor and USCB each represents, warrants and agrees that it shall not offer or sell any of the Shares in the United States or to U.S. Persons (as such terms are defined in Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”), except (a) to persons that it reasonably believes are institutional accredited investors (as defined in Rule 501 (a) (1), (2), (3) and (7) under the Securities Act), or (b) otherwise, in any case, in transactions that are exempt from, or otherwise not requiring registration under, the Securities Act, and do not involve a distribution for purposes of the Securities Act.

4. Implementation

(a) The obligations of the parties to proceed with the purchase and sale set forth in Paragraph 1 of, and to observe their covenants set forth in, this letter agreement will be subject to the conditions that (i) the Issue Price shall not exceed FF 10 per Share; (ii) the transactions contemplated hereby do not cause TWDC to violate the Memorandum of Agreement of March 14, 1994; and (iii) any appropriate governmental, regulatory or stock exchange reviews, approvals, exemptions or filings in connection with this letter agreement shall have been satisfactorily completed, obtained or made. In addition, the Investor shall not be obligated to proceed with the purchase and sale set forth in Paragraph 1, or to observe its covenants set forth in, this letter agreement if (A) there shall have occurred prior to the Closing any material adverse change to

6.

Euro Disney SCA’s operations since publication of the BALO Notice except as disclosed in the Rights Offering prospectus or other public information subject to the approval of any regulatory or stock exchange authority and disseminated in connection with the Rights Offering by Euro Disney SCA and/or the Underwriters prior to the commencement of the Rights Offering; (B) Euro Disney SCA shall have entered, or indicated its intent or otherwise be required by law to enter, into any bankruptcy, liquidation or similar proceeding; (C) the conditions to the obligations of the Underwriters under the ‘Underwriting Agreement’ contemplated by the Memorandum of Agreement of March 14, 1994 have not been satisfied prior to the Closing; or (D) the representations and warranties of TWDC and Holding in Paragraph 4(b) hereof shall not be true and correct in all material respects at and as of the Closing. TWDC and Holding shall not be obligated to proceed with the sales set forth in Paragraph 1 of this letter agreement if (x) the representations and warranties of the Investor in Paragraph 4(c) shall not be true and correct in all material respects at and as of the Closing, or (y) the Investor shall not have delivered to TWDC a three-year “clean” standby letter of credit (the “Letter of Credit”) in favor of TWDC drawn upon a United States bank or financial institution acceptable to TWDC in an aggregate amount of U.S. $50 million to secure, among other things, Investor’s obligations under Paragraphs 3(a), 3(b) and 3(c) hereof. Any drawdown by TWDC under the Letter of Credit shall not be subject to any requirements or preconditions (including arbitration or any other dispute resolution procedure prior to such drawdown) other than certification by TWDC of breach or default with respect to such obligations. Notwithstanding anything to the contrary herein, any claim by the Investor alleging that TWDC has made an unauthorized drawdown under the Letter of Credit shall be arbitrated in accordance with the procedures described in Paragraph 9(h) hereof. The form of the Letter of Credit shall be substantially in the form of Exhibit A hereto.

(b) TWDC and Holding jointly and severally represent and warrant to the Investor that:

(i) Organization: Authority. Each of TWDC and Holding is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own its assets and carry on its business as presently conducted. Each of TWDC and Holding has full power, authority and capacity to execute and deliver this letter agreement and consummate the transactions contemplated hereby

(ii) Authorization: Absence of Material Conflict or Default. The execution, delivery and performance of this letter agreement and the consummation by each of TWDC and Holding of the transactions contemplated hereby have been duly authorized and approved by all requisite corporate and other action of each of TWDC and

7.

Holding and have not resulted, and will not result, in a material conflict with, or breach or default of, the terms of any agreement or instrument, or any order, judgment, decree of any court or arbitration award, by which TWDC or Holding is bound or affected. This letter agreement has been duly executed and delivered by TWDC and Holding and constitutes the valid and legal obligation of TWDC and Holding, enforceable against each of them in accordance with its terms.

(iii) Title to Shares. Holding has good and marketable title to the Sold Holding Shares and to all of the rights afforded thereby, free of all options, privileges, guarantees, liens and encumbrances. Upon delivery by Holding of the Sold Holding Shares against payment as provided for herein, the Investor will acquire good and marketable title to the Sold Holding Shares free of all options, privileges, guarantees, liens and encumbrances.

(c) H.R.H. represents and warrants to each of TWDC and Holding that:

(i) Authority. The person executing and delivering this letter agreement on behalf of H.R.H has full power, authority and capacity to do so and H.R.H. has full power, authority and capacity to consummate the transactions completed hereby.

(ii) Absence of Material Conflict or Default. The execution, delivery and performance of this letter agreement and the consummation by H.R.H. of the transactions contemplated hereby have not resulted, and will not result, in a material conflict with, or breach or default of, the terms of any agreement or instrument, or any order, judgment, decree of any court or arbitration award, by which H.R.H. is bound or affected. This letter agreement has been duly executed and delivered by H.R.H. and constitutes the valid and legal obligation of H.R.H., enforceable against H.R.H. in accordance with its terms.

(iii) Investment Intent. Other than as provided in this letter agreement, the purchase by H.R.H. of the Sold Holding Shares is made for investment purposes and not with the view to, or for resale in connection with, any distribution or public offering thereof.

5. Schedule; Costs

(a) The purchase and sale obligations set forth in Paragraph 1 of this letter agreement shall be terminable by a party if the Closing has not occurred, because of a failure of a condition to such party’s obligation to purchase

8.

or sell hereunder (other than as a result of a breach by that party of its obligations hereunder), within four months of the completion of the Rights Offering, but in any event by February 1, 1995.

(b) Except as expressly set forth in Paragraph 2 above, the Investor and TWDC shall bear their own respective costs in connection with the transactions contemplated by this letter agreement. Without limiting the foregoing, each party shall be responsible to pay or otherwise satisfy any claims or charges made by investment bankers, brokers, agents or other persons introduced to the transaction by such party.

6. Confidentiality

The parties shall keep strictly confidential the terms of this letter agreement, except as may be required by law or a competent authority and except as may be disclosed to the Underwriters, the Lenders and to the lawyers, accountants, and financial advisors of a party having a need to know and who agree to keep such information confidential. Each of the parties hereto shall consult with the other parties prior to making any disclosure of the existence or terms of this letter agreement.

7. Approvals

The parties shall cooperate with one another to prepare and make all filings with, and use their respective good faith best efforts (as defined in Paragraph 1(g)) to obtain all exemptions and approvals of, governmental, regulatory or stock exchange authorities required or deemed advisable in connection with the transactions contemplated hereby in order to be able to make such filings and obtain such exemptions and approvals in a prompt and timely manner; and the obligations of the parties under this letter agreement shall be subject to making such filings and to obtaining such exemptions and approvals.

9.

8. Notices

All notices or other notifications given or made pursuant hereto shall be in writing and shall be deemed duly given or made (i) upon delivery or refusal of such notice if sent by a recognized international courier service or (ii) upon delivery to a fax machine capable of confirming receipt, and in each case addressed as follows (or at such other address for a party as shall be specified in a notice so given):

(a)	If to Investor:

H.R.H. Prince Alwaleed Bin Talal Bin Abdulaziz Al Saud

P.O. Box 8653

Riyadh 11492

Kingdom of Saudi Arabia

Telephone: (966-1) 442 0101

Telecopy: (966-1) 481 1954

Telecopy: (966-1) 441 6102

With a copy (which shall, if dispatched concurrently with notice to the Investor as provided immediately above, constitute notice to the Investor) to:

United Saudi Commercial Bank

United Saudi Commercial Bank Building

Sitteen Street

P.O. Box 25895

Riyadh 11476

Kingdom of Saudi Arabia

Attention: Chairman

Telephone: (966-1) 1-478-4200; ext 520

Telecopy: (966-1) 1-478-7915

with a copy (which shall not constitute notice) to:

Hogan & Hartson L.L.P.

Columbia Square

555 Thirteenth Street, NW

Washington, D.C. 20004-1109

U.S.A.

Attention: Mark E. Mazo and James J. Rosenhauer

Telephone: (202) 637-5600

Telecopy: (202) 637-5910

and

14, rue Chauveau-Lagarde

75008 Paris

France

Attention: Mark E. Mazo and Steven L. Wolfram

Telephone: (33 1) 44 71 97 00

Telecopy: (33 1) 47 42 13 56

10.

(b)	If to USCB:

United Saudi Commercial Bank

United Saudi Commercial Bank Building

Sitteen Street

P.O. Box 25895

Riyadh 11476

Kingdom of Saudi Arabia

Attention: Mustafa I. Al Hejailan, Assistant to the Chairman

Telephone: (966-1) 1-478-4200, ext. 520

Telecopy: (966-1) 1-478-7915

With a copy (which shall not constitute notice) to:

Hogan & Hartson L.L.P.

Columbia Square

555 Thirteenth Street, NW

Washington, D.C. 20004-1109

U.S.A.

Attention: Mark E. Mazo and James J. Rosenhauer

Telephone: (202) 637-5600

Telecopy: (202) 637-5910

and

14, rue Chauveau-Lagarde

75008 Paris

France

Attention: Mark E. Mazo and Steven L. Wolfram

Telephone: (33 1) 44 71 97 00

Telecopy: (33 1) 47 42 13 56

(c)	If to TWDC and/or Holding:

The Walt Disney Company

500 S. Buena Vista Street

Burbank, CA 91521-0345

U.S.A.

Attention: Richard D. Nanula

Telephone: (818) 560-7505

Telecopy: (818) 841-5350

11.

With a copy (which shall not constitute notice) to:

The Walt Disney Company

500 S. Buena Vista Street

Burbank, CA 91521-0345

U.S.A.

Attention: David K. Thompson

Telephone: (818) 560-7505

Telecopy: (818) 563.4160

The parties hereto agree that at all times they shall provide to the other a telecopy number which shall be connected to a facsimile machine which is capable of confirming receipt.

9. Miscellaneous

(a) This letter agreement constitutes a valid and binding agreement setting forth the entire understanding of the parties, and supersedes all other prior agreements, understandings, negotiations and discussions among the parties, whether oral or written, with respect to the subject matter hereof.

(b) This letter agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, provided that any assignment of this letter agreement or any of the rights hereunder by any party hereto, without the prior written consent of the other parties, shall be void.

(c) The section and paragraph headings contained in this letter agreement are included solely for convenience of reference and are not intended to affect in any way the meaning or interpretation of any provision of this letter agreement.

(d) This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, none of which need contain all signatures, but all of which together shall constitute one and the same instrument.

12.

(e) If any terms or conditions of this letter agreement render it unenforceable or cause performance of the transactions specified in this letter agreement strictly as set forth herein to violate any applicable law or regulation, the parties agree promptly to discuss in good faith such action as may be necessary to render the purchase and sale contemplated hereunder enforceable and to cause such transactions not to violate applicable law or regulations.

(f) The term “affiliate” shall mean, with respect to any party hereto, any corporation, association, trust, partnership, joint venture, organization or other person directly or indirectly controlling or controlled by or under common control with such party. For purposes of this definition, “control” shall mean the power to direct management and policies, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” shall have the meanings correlative to the foregoing.

(g) No provision of this letter agreement shall be amended or waived in any manner whatsoever unless such amendment or waiver has been executed and delivered by all of the parties hereto, and any such amendment or waiver shall be effective only in the specific instance and for this specific purpose for which given.

(h) This letter shall be governed by New York law, without giving effect to the conflicts of law principles thereof. All disputes, claims or controversies arising between TWDC and/or Holding, on the one hand, and the Investor and/or USCB on the other hand, in connection with this letter agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators, one appointed by HRH, one appointed by TWDC, and one appointed by the two party-appointed arbitrators. The arbitration shall take place in London, England and shall be conducted in the English language. All questions of law and fact shall be resolved by the arbitrators, and the parties hereto specifically waive any right under English law to seek a judicial determination of a question of law during, or in connection with any review of, the arbitration.

(i) Nothing herein shall be deemed to grant or convey to the Investor or any third party, directly or indirectly, any rights with respect to, or interest in, any intellectual property of TWDC or its affiliates, including without limitation the name “Disney” and derivatives thereof (including “Euro Disney” and “Euro Disneyland”), the name or likeness of Walter E. Disney, any of TWDC’s fanciful characters, logos, symbols, designs, representatives, service and trademarks, copyrights ideas or other proprietary designations or properties, whether now owned or hereafter developed, produced or acquired. The Investor acknowledges that certain of such rights have been licensed by TWDC to Euro Disney S.C.A. on the terms and subject to the conditions and limitations set forth in the relevant licensing agreements.

13.

[BALANCE OF PAGE INTENTIONALLY BLANK]

14.

Please confirm your agreement with the terms of this letter agreement by executing this letter agreement in the indicated space below.

Yours very truly,

H.R.H. PRINCE ALWALEED BIN TALAL
BIN ABDULAZIZ AL SAUD

By:	/s/ Alwaleed bin Talal bin Abulzaziz al Saud

UNITED SAUDI COMMERCIAL BANK

By:	/s/ Alwaleed bin Talal bin Abulzaziz al Saud

15.

Accepted and Agreed to:

THE WALT DISNEY COMPANY

By:	/s/ Richard A. Nanula
Richard A. Nanula
Executive Vice President
Chief Financial Officer

EDL HOLDING COMPANY

By:	/s/ David K. Thompson
David K. Thompson
Vice President

16.

EXHIBIT A

Irrevocable Letter of Credit

No.

                    , 1994

The Walt Disney Company

500 South Buena Vista Street

Burbank, California 91521

U.S.A.

1. Citibank N.A., Zurich Branch (the “L/C Bank”) hereby establishes at the request of His Royal Highness Prince Alwaleed Bin Talal Bin Abdulaziz Al Saud (“H.R.H.”), in favour of The Walt Disney Company (“TWDC”), in connection with the Letter Agreement Regarding Sale by a Subsidiary of TWDC (the “Sale Agreement”), dated as of May     , 1994, among United Saudi Commercial Bank, H.R.H and TWDC, and the Commitment Letter (the “Commitment Letter”), dated as of May     , 1994, between H.R.H. and TWDC, this irrevocable letter of credit no.             , in the amount of Fifty Million U.S. Dollars (US$50,000,000.00) (the “Maximum Credit Amount”), effective immediately and expiring at 5:00 p.m., Geneva time, on the Expiration Date (as hereinafter defined).

2. H.R.H. has irrevocably instructed the L/C Bank to honor this letter on credit upon presentation of the demand and certificate in the form of Exhibit 1. The L/C Bank hereby irrevocably authorizes TWDC from time to time to draw on this letter of credit, in accordance with the terms and conditions hereinafter set forth, an aggregate amount not in excess of the Maximum Credit Amount. Upon payment by the L/C Bank of any drawing, the Maximum Credit Amount shall be automatically reduced by the amount so paid.

3. The “Expiration Date” shall be on the earliest of (i) the date on which the Maximum Credit Amount is reduced to zero pursuant to the preceding paragraph of this letter of credit, and (ii) the third anniversary of the date hereof.

4. The L/C Bank shall make funds available to TWDC under this letter of credit from time to time against presentation, at or prior to 5:00 p.m., Geneva time, on or prior to the Expiration Date, of two copies of its demand and certificate in the form of Exhibit 1, hereto, duly signed by the Chief Executive Officer or Chief Financial Officer of TWDC, at the office of the L/C Bank, Reiterstrasse 9-11, P.O. Box 244, CH-8021 Zurich, Switzerland, attention: Jürg Anderegg/Cedric Grant. If the L/C Bank receives any such demand and certificate at such office, all in strict conformity with the terms and conditions of this letter of credit, at or prior to 12:00 noon, Geneva time, on any Business Day (as defined below) on or prior to the Expiration Date, the L/C Bank will honor the

17.

demand and make payment at or prior to 3:00 p.m., Geneva time, on the same Business Day. If the L/C Bank receives any such demand and certificate at such office, all in strict conformity with the terms and conditions of this letter of credit, at or prior to 12:00 noon, Geneva time, on any Business Day (as defined below) on or prior to the Expiration Date, the L/C Bank will honor the demand and make payment at or prior to3:00 p.m., Geneva time, on the same Business Day. If the L/C Bank receives any such demand and certificate at such office, all in strict conformity the terms and conditions of this letter of credit, after12:00 noon, Geneva time, on any Business Day on or prior to the Expiration Date, the L/C Bank will honor the demand and make payment at or prior to 12:00 noon, Geneva time, on the next succeeding Business Day. Payment under this letter of credit shall be made by wire transfer to the account specified by TWDC in the demand and certificate. Presentment may also occur by presentation, at or prior to 5:00 p.m., Geneva time, on or prior to the Expiration Date, of two copies of the demand and certificate, duly signed by the Chief Executive Officer or Chief Financial Officer of TWDC, at the office of Citibank International, 725 South Figueroa Street, Los Angeles, California 90017, U.S.A., attention: North American Trade Services, in which case funds will be made available to TWDC under this letter of credit in accordance with standard interbank procedures. Upon receipt of a demand and certificate which is not in strict conformity with the terms and conditions of this letter of credit, the L/C Bank will promptly (and in any event within one Business Day of such receipt) notify TWDC of such nonconformity and the reason therefor, and, prior to the expiry hereof, TWDC may attempt to correct such non-conforming demand and certificate. The L/C Bank shall exercise no discretion whatsoever regarding the content and adequacy of the description under paragraph 3 of the demand and certificate. The term “Business Day” shall mean a day on which commercial banks are not authorized or required to close in Geneva, Switzerland.

5. This letter of credit shall be governed by and subject to the Uniform Customs and Practice for Documentary Credits (1993 revision), International Chamber of Commerce Publication No. 500 as in effect on the date hereof. Communications to the L/C Bank with respect to this letter of credit shall be in writing and shall be addressed to the L/C Bank at 16, quai Général-Guisan, P.O. Box 3946, CH-1211 Geneva 3, Switzerland, attention: Cedric Grant, and shall specifically refer to the number of this letter of credit.

6. This letter of credit sets forth in full the undertaking of the L/C Bank and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein, except the exhibit attached hereto and the demand and certificate referred to herein; and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement except as set forth above. All disputes arising out of or relating to this irrevocable letter of credit, shall be finally settled under the rules of conciliation and arbitration of the International Chamber of Commerce by three arbitrators appointed according to such rules. Any such arbitration shall take place in London, England and shall be conducted in the English language.

18.

Citibank N.A., Zurich Branch

By:
Name:
Title:

19.

EXHIBIT 1

DEMAND AND CERTIFICATE

Citibank N.A., Zurich Branch

Reiterstrasse 9-11, P.O. Box 244

CH-8021 Zurich

Switzerland

Attention: Jürg Anderegg/Cedric Grant

The undersigned hereby certifies as follows:

1. The undersigned is the [SPECIFY: Chief Executive Officer; Chief Financial Officer] of The Walt Disney Company (“TWDC”), the beneficiary of our Irrevocable Letter of Credit No.              (the “Letter of Credit”), issued at the request of His Royal Highness Prince Alwaleed Bin Talal Bin Abdulaziz Al Saud (“H.R.H.”). Capitalized terms used herein and not defined herein are used as defined in the Letter of Credit.

2. A breach or default by H.R.H. has occurred pursuant to [SPECIFY ONE OR MORE: the Sale Agreement; the Commitment Letter], with the result that TWDC is entitled to draw, and does hereby draw, under the Letter of Credit              US Dollars (US$            ).

3. The nature of such default(s) or breach (es) is as follows:

[Specify in detail the default(s) or breach(es), including specific reference to the provision(s) of the Sale Agreement and/or the Commitment Letter under which such default(s) or breach(es) occurred.]

Citibank N.A. (Private Bank) shall exercise no discretion whatsoever regarding the content and adequacy of the description provided in this paragraph.

4. The amount demanded hereunder does not exceed the amount available to be drawn under the Letter of Credit.

5. The amount drawn under this Demand and Certification is to be paid by wire transfer to TWDC account no.              with [NAME OF BANK].

IN WITNESS WHEREOF, the undersigned has executed and delivered this Demand and Certification as of                          , 199    .

20.

THE WALT DISNEY COMPANY

By
Name
Title

21.